Exhibit 99.1
ManTech Announces Financial Results for
Third Quarter of 2018

•	Bookings of $1.1 billion, resulting in a book-to-bill ratio of 2.2

•	Revenues: $497 million, up 18% from third quarter of 2017

•	Operating Income: $29.4 million for an operating margin of 5.9%

•	Diluted EPS: $0.55, up 41% from third quarter of 2017

•	Cash Flow from Operations: $59 million or 2.7 times net income

HERNDON, Va., November 1, 2018 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of fiscal year 2018, which ended September 30, 2018.

"I am pleased with ManTech's performance in the third quarter. ManTech sustained its momentum by exhibiting solid organic growth, improving operating margins and generating robust cash flow. Our increasing backlog driven by strong bookings combined with robust customer budgets will enable ManTech to retain its position as an industry growth leader. The combination of ManTech's agility, talented employees, technology leadership and mission focus are helping enable our customers' mission success,” said ManTech President and Chief Executive Officer, Kevin M. Phillips.

Summary Operating Results

	Three months ended September 30,
(In Millions Except Per Share Amounts)	2018	2017
Revenue	$497.2	$422.7
Operating Income	$29.4	$23.1
Operating Margin	5.9%	5.5%
Depreciation and Amortization	$13.3	$7.8
Depreciation and Amortization % of Revenue	2.7%	1.9%
Net Income	$21.9	$15.2
Diluted Earnings Per Share	$0.55	$0.39

As a result of increased demand for our services and solutions, revenues for the quarter were $497.2 million, up 18% from $422.7 million in the third quarter of 2017. Revenue growth was driven by a combination of organic expansion from recent contract awards and acquisitions.

Operating income for the quarter was $29.4 million, up 27% compared to the third quarter of 2017, representing an operating margin of 5.9%. For the quarter, net income was $21.9 million and diluted earnings per share were $0.55, up 44% and 41%, respectively, compared to the third quarter of 2017.

Cash Management and Capital Deployment

	Three months ended September 30,
(Dollars In Millions)	2018	2017
Net Income	$21.9	$15.2
Cash Flow from Operations	$59.2	$51.9
Operating Cash Flow Multiple of Net Income	2.7x	3.4x
Capital Expenditures	$9.9	$4.0
Days Sales Outstanding (DSO)	67	68
Cash and Cash Equivalents, End of Period	$15.0	$148.7
Current and Long Term Debt, End of Period	$0.0	$0.0

Cash flow from operations for the quarter was $59.2 million or 2.7 times net income. Days sales outstanding (DSO) were 67 days. As of September 30, 2018, the company had $15.0 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with ample financial capacity to support organic growth, pursue acquisitions and issue dividends while maintaining a strong balance sheet.

In the third quarter, the company paid $9.9 million in dividends, or $0.25 per share, to its common stockholders of record as of September 7, 2018. The Board of Directors has declared that the company will pay a cash dividend of $0.25 per share on December 21, 2018, to all common stockholders of record as of December 7, 2018, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $1.1 billion in the quarter, representing a book-to-bill ratio of 2.2. In Q3, approximately 73% of the awards were for new business. Over the trailing 12 months, the book-to-bill ratio is 2.0. ManTech won several large, single-award contracts in the quarter including:

•
Continuous Diagnostics and Mitigation (CDM) with the Department of Homeland Security (DHS). ManTech was awarded a 6-year contract totaling $669 million under the CDM Dynamic and Evolving Federal Enterprise Network Defense (DEFEND) program to provide DHS and the nine federal civilian agencies in CDM Group E with cyber defense solutions including dynamic network monitoring, incident response and threat mitigation.

•
Full-Spectrum Security Support for the Air Force. ManTech was awarded a 10-year contract totaling $158 million to provide full-spectrum security services to protect mission-critical programs. The contract extends ManTech's long-standing support to the Air Force customer.

•
Systems Modernization and Engineering for the Navy. ManTech was awarded a 4-year contract totaling $45 million to upgrade legacy technology systems for aircraft mission readiness on the E-2C Hawkeye, E-2D Advanced Hawkeye and the C-2A Greyhound aircraft platforms for Naval Air Systems Command (NAVAIR).

Additional contract awards in the quarter include several extensions to existing contracts and new contracts from various customers, most of which are classified.

In addition, the company won several multiple-award indefinite-delivery, indefinite-quantity (IDIQ) contracts, which are not included in bookings, including:

•
Department of Defense (DoD) Defense Technical Information Center (DTIC) Information Analysis Center Multiple Award Contract (IAC-MAC). Under this 9-year, $28 billion multiple award contract ManTech will have the opportunity to win task orders to provide a range of services and solutions in the areas of cyber and IT, defense systems, homeland defense and security and other areas of DoD research.

The company’s backlog of business at quarter end was $8.3 billion and funded backlog was $1.3 billion.

Forward Guidance

Based on our strong performance year to date, we are narrowing our 2018 guidance range on revenue as well as raising and narrowing our ranges for net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2018 Guidance
Revenue (billion)	$1.94 - $1.96
Net Income (million)	$81.7 - $83.3
Diluted Earnings per Share	$2.05 - $2.09

ManTech Chief Financial Officer Judith L. Bjornaas said, "I am pleased to see ManTech's continued success as demonstrated by our third quarter results. We continue to win new business and are focused on strengthening our program execution. We remain determined on judiciously investing for long-term growth."

Conference Call

ManTech executive management will hold a conference call on November 1, 2018, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 5899438.
The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides mission-focused technology solutions and services for U.S. defense, intelligence community and federal civilian agencies. Now in our 50th year, we excel in full-spectrum cyber, data collection & analytics, enterprise IT, systems engineering and software application development solutions that support national and homeland security. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import, are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate include, but are not limited to, the following: failure to maintain our relationship with the U.S. government, or failure to compete effectively for new contract awards or to retain existing U.S. government contracts; inability to recruit and retain sufficient number of employees with specialized skill sets or necessary security clearances who are in great demand and limited supply; issues relating to competing effectively for awards procured through the competitive bidding process, including the adverse impact of delay caused by competitors’ protests of contracts awards received by us; adverse changes in U.S. government spending for programs we support, whether due to changing mission priorities, socio-economic policies that reduce the contracts that we may bid on, cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or services failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; increased exposure to risks associated with conducting business internationally; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 23, 2018, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$14,951	$9,451
Receivables—net	367,569	311,410
Prepaid expenses	31,233	22,933
Other current assets	8,970	23,370
Total Current Assets	422,723	367,164
Goodwill	1,085,806	1,084,560
Other intangible assets—net	177,113	194,348
Property and equipment—net	53,178	46,082
Employee supplemental savings plan assets	34,154	33,555
Investments	11,835	11,843
Other assets	10,722	6,923
TOTAL ASSETS	$1,795,531	$1,744,475
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$126,130	$122,405
Accrued salaries and related expenses	92,870	87,064
Contract liabilities	32,355	18,816
Total Current Liabilities	251,355	228,285
Long term debt	—	31,000
Deferred income taxes	110,468	97,194
Accrued retirement	35,482	34,517
Other long-term liabilities	10,148	10,505
TOTAL LIABILITIES	407,453	401,501
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 26,786,232 and 26,285,773 shares issued at September 30, 2018 and December 31, 2017; 26,542,119 and 26,041,660 shares outstanding at September 30, 2018 and December 31, 2017	268	263
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,188,045 and 13,189,245 shares issued and outstanding at September 30, 2018 and December 31, 2017	132	132
Additional paid-in capital	504,378	492,030
Treasury stock, 244,113 and 244,113 shares at cost at September 30, 2018 and December 31, 2017	(9,158)	(9,158)
Retained earnings	892,832	860,027
Accumulated other comprehensive loss	(374)	(320)
TOTAL STOCKHOLDERS’ EQUITY	1,388,078	1,342,974
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,795,531	$1,744,475

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2018	2017	2018	2017
REVENUE	$497,205	$422,665	$1,461,485	$1,254,733
Cost of services	425,560	361,286	1,250,505	1,069,007
General and administrative expenses	42,246	38,239	126,831	113,261
OPERATING INCOME	29,399	23,140	84,149	72,465
Interest expense	(616)	(254)	(2,007)	(865)
Interest income	43	37	85	89
Other income, net	1	191	63	235
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	28,827	23,114	82,290	71,924
Provision for income taxes	(6,912)	(8,004)	(20,412)	(26,230)
Equity in gains of unconsolidated subsidiaries	8	72	27	77
NET INCOME	$21,923	$15,182	$61,905	$45,771
BASIC EARNINGS PER SHARE:
Class A common stock	$0.55	$0.39	$1.57	$1.18
Class B common stock	$0.55	$0.39	$1.57	$1.18
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.55	$0.39	$1.55	$1.17
Class B common stock	$0.55	$0.39	$1.55	$1.17

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Nine months ended September 30,
	2018	2017
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$61,905	$45,771
Adjustments to reconcile net income to net cash flow from (used in) operating activities:
Depreciation and amortization	40,028	23,357
Deferred income taxes	13,274	9,711
Stock-based compensation expense	3,583	3,558
Equity in gains of unconsolidated subsidiaries	(27)	(77)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(49,289)	(462)
Prepaid expenses	(8,448)	(6,113)
Other current assets	14,356	14,538
Employee supplemental savings plan asset	(1,899)	(2,968)
Accounts payable and accrued expenses	4,946	(1,215)
Accrued salaries and related expenses	5,907	13,742
Contract liabilities	10,256	15,669
Accrued retirement	965	1,830
Other	(1,343)	(2,101)
Net cash flow from operating activities	94,214	115,240
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(25,029)	(5,774)
Acquisition of businesses—net of cash acquired	(5,279)	—
Investment in capitalized software for internal use	(4,199)	(5,123)
Deferred contract costs	(3,586)	(676)
Proceeds from corporate owned life insurance	1,300	—
Proceeds from previous acquisition	—	112
Payments to acquire investments	—	(110)
Net cash used in investing activities	(36,793)	(11,571)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Borrowing under revolving credit facility	501,000	—
Repayments under revolving credit facility	(532,000)	—
Dividends paid	(29,691)	(24,476)
Proceeds from exercise of stock options	11,493	5,931
Payment consideration to tax authority on employees' behalf	(2,723)	—
Debt issuance costs	—	(1,323)
Net cash used in financing activities	(51,921)	(19,868)
NET CHANGE IN CASH AND CASH EQUIVALENTS	5,500	83,801
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,451	64,936
CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,951	$148,737

ManTech-F

ManTech International Corporation

Investor Relations

Judy Bjornaas	Stephen Vather
Executive Vice President and CFO	Executive Director, Corporate Development
(703) 218-8269	(703) 218-6093
Investor.Relations@ManTech.com	Stephen.Vather@ManTech.com

Media
Sue Cushing
Vice President, Corporate Communications
(703) 814-8369
Sue.Cushing@ManTech.com